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                          SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549





                                       FORM 8-K

                                    CURRENT REPORT



                        PURSUANT TO SECTION 13 OR 15(d) OF THE
                           SECURITIES EXCHANGE ACT OF 1934



          Date of Report  (Date of earliest event reported)   APRIL 14, 1998




                                 IN HOME HEALTH, INC.
                (Exact name of registrant as specified in its charter)




          MINNESOTA                     33-17228C           41-1458213
(State or other jurisdiction of         (Commission         (I.R.S. Employer
 incorporation or organization)         File Number)        Identification No.)


CARLSON CENTER, SUITE 500
601 CARLSON PARKWAY
MINNETONKA, MINNESOTA                                                 55305-5214
(Address of principal executive offices)                              (Zip Code)


Registrant's telephone number, including area code (612) 449-7500


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Item 5.  Other Events

     On April 13, 1998 the Registrant entered into a Preferred Stock Modification Agreement with ManorCare Health Services, Inc. ("ManorCare") the holder of all 200,000 outstanding shares of the Registrant's Series A Preferred Stock. Under the Agreement, ManorCare agreed, with respect to 70,000 shares (the "Modified Shares") of the Series A Preferred Stock, to waive the right to give notice on or after October 24, 2000 requiring the Registrant to redeem the Modified Shares. ManorCare also agreed that any transferee of the Modified Shares would be required to agree to the same limitation.

     The effect of the Agreement is to permit the Registrant to present the Modified Shares in the Shareholders' Equity portion of its balance sheet, while the remainder of the Preferred Stock continues to be presented as a "mezzanine item" between the Liabilities and Shareholders' Equity sections of the balance sheet.

     The reason for the Agreement is to allow the Registrant to meet the requirements for continued listing of its common stock on the NASDAQ National Market. The Registrant has also provided an undertaking to the NASDAQ Stock Market, Inc. ("NASDAQ') that the Registrant will not voluntarily redeem any of its Preferred Stock if the redemption would cause the Registrant's net tangible assists, as defined by NASDAQ, to be less than $5,000,000, unless NASDAQ otherwise consents. Based on the Agreement and the undertaking described above, the Registrant believes that its common stock will continue to be listed for trading on the NASDAQ National Market.

Item 7.  Financial Statements and Exhibits.

     (b)  Pro forma financial information

     Attached as an exhibit to the Form 8-K is an unaudited balance sheet of the Registrant as of February 28, 1998 which includes pro forma disclosure of the effect of the above referenced Agreement.

     (c) Exhibits

     4.1   Preferred Stock Modification Agreement
     4.2 Secretary's Certificate as of resolutions of Registrant's Board of Directors
     99.1  Registrant's Balance Sheet as of February 28, 1998


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                                     SIGNATURES


Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


     DATED:  April 14, 1998

                                        IN HOME HEALTH, INC.


                                        by /s/ Wolfgang von Maack
                                           ----------------------
                                               Wolfgang von Maack
                                          Chief Executive Officer
                                                    and President